EXHIBIT 6.17

AMENDMENT TO PROMISSORY NOTE

THIS AMENDMENT TO PROMISSORY NOTE (this “Agreement”), dated as of September 28, 2023, by and between MED-X, INC. (the “Borrower”) and MATTHEW MILLS and JENNIFER MILLS (the “Lender” and/or their successors and assigns (collectively, with the Lender, the “Holder”).

WHEREAS, Borrower executed and delivered a Note dated as of August 6, 2022 for the benefit of Lender in the original principal amount of $500,000 (the “Note”);

WHEREAS, Lender and Borrower are parties to that certain Line of Credit Agreement dated as of August 6, 2022, by and between Borrower and Lender;

WHEREAS, Lender and Borrower desire to amend the Note as set forth herein.

NOW, THEREFORE, for other good and valuable consideration, the parties hereto hereby agree as follows:

1.	All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Note and/or the Line of Credit Agreement

2.	Section (a) shall be deleted in its entirety and replaced with the following:

“Principal Indebtedness of the Loan. The entire Principal Indebtedness advanced under the Line of Credit Agreement (the “Loan”) shall be due and payable upon the Borrower listing on a public stock market (the “Maturity Date”). At the Maturity Date, the entire principal amount of this Note (the “Conversion Amount”) will automatically be converted in full to unregistered, restricted shares of the Borrower’s common stock; $0.001 par value per share (“Common Stock”), at the initial selling price of the Borrower’s Initial Public Offering (“IPO”). The Borrower shall receive the number of unregistered, restricted shares of Common Stock obtained by dividing the Conversion Amount by the price of a share of the Borrower’s common stock offered to the public (the “Public Offering Price”) as set out in the IPO (the “Conversion Shares”). Notwithstanding the foregoing, in the event the Borrower does not consummate an IPO, the original terms of the Note shall apply.

3.

The existing Section (d) of the Note shall be renumbered to become Section (e). All Sections thereafter shall be renumbered sequentially. All internal cross-referencing between Sections shall be renumbered accordingly.

4.	The following shall be inserted as a new clause (d):

“Conversion. The Conversion Amount shall be automatically convertible, at the Maturity Date, at the Public Offering Price into the Conversion Shares. The Lender has, or will, agree with the Borrower’s underwriter to a lock-up of the Conversion Shares for a six (6) month period and to have the Conversion Shares held in escrow for the lock-up period. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of any fractional share to which the Lender would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the Public Offering Price. Before the Lender shall be entitled to the shares of Common Stock pursuant to Section (d), the Lender shall surrender the Note at the office of the Borrower or of any transfer agent for such Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Note. Upon the IPO and conversion of this Note, the Borrower shall hold the Conversion Shares in escrow for the six-month lock-up period. The Borrower shall, as soon as practicable thereafter, issue and deliver to such address as the Lender may direct, a certificate or certificates for the number of shares of Common Stock to which the Lender shall be entitled. Upon conversion or delivery of the Conversion Shares, the Lender covenants to execute all documents in furtherance of the conversion as may reasonably be requested by the Borrower, including but not limited to subscription documents for the Common Stock.

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5.	Except as specifically modified and amended herein, all other terms, conditions and covenants contained in the Note shall remain in full force and effect.

6.	All references in the Line of Credit Agreement to the “Note” shall mean the Note as hereby amended.

7.

This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.

8.	This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

9.	This Agreement shall be governed by the laws of the State of California.

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IN WITNESS WHEREOF, this AMENDMENT TO PROMISSORY NOTE has been executed by the parties as of the day and year first set forth above.

BORROWER: MED-X, INC.

By:
Ronald Tchorzewski, Chief Financial Officer

ACKNOWLEDGED AND AGREED:

______________________________

Matthew Mills

______________________________

Jennifer Mills

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